Exhibit 10.18
CREDIT FACILITY AGREEMENT

Made at Bank of Ayudhya Public Company Limited
Head Office

THIS AGREEMENT is made on _______9 March 2023____________ by and between:
(1)FABRINET CO., LTD., a private limited company incorporated and existing under the laws of Thailand with its registered office located at 5/6 Moo 6 Khlong Nueng Sub-District, Khlong Luang District, Pathum Thani Province, Thailand (the “FBNT”) and

(2)FABRINET, a public limited company incorporated and existing under the laws of Cayman Islands with its registered office located at c/o Intertrust Corporate Services (Cayman) Limited, One Nexus Way, Camana Bay, Grand Cayman, KY1-9005, Cayman Islands (the “FBNC”)
(FBNT and FBNC collectively called the “Customer”), of one part; and

(3)BANK OF AYUDHYA PUBLIC COMPANY LIMITED, a public limited company incorporated and existing under the laws of Thailand with its registered office located at 1222 Rama III Road, Khwaeng Bangpongpang, Khet Yannawa, Bangkok 10120, Thailand (the “Bank”) of the other part.

WHEREAS the Customer has been granted various type of credit facilities from the Bank. The Customer therefore agrees to enter into this Agreement with the Bank subject to the terms and conditions specified as follows:

1.     DETAILS OF THE FACILITY

1.1    The Facility

•Purpose of the Facility: To use for the business of the Customer subject to the objectives of the Customer registered with the Department of Business Development, the Ministry of Commerce including to use as working capital in the Customer’s business.
•Drawdown Period / Availability Period: 20 (Twenty) years
•Total of the facility amount (“Facility Amount”): USD 55,000,000 (Fifty Five Million United States Dollar)

1.2    The Facility, which has been granted to the Customer by the Bank, shall be, including but not limited to, each or any of the facilities, as the case may be, as follows:
1.2.1    Overdraft
1.2.2    Short Term Loans against Promissory Notes
1.2.3    Loans, including, but not limited to
(a)Commercial Loans

Exhibit 10.18
(b)Housing Loans
(c)Personal Loans
1.2.4    Trade Credit Facilities, including, but not limited to
(a)Letter of Credit
(b)Domestic Letter of Credit
(c)Trust Receipt
(d)Shipping Guarantee
(e)Packing Credit
(f)Export Bills Purchase or Discount
1.2.5    Contingent Liability, including, but not limited to
(a)Aval / Acceptance
(b)Letter of Guarantee / Bank Guarantee
(c)Stand-by Letter of Credit or Counter Guarantee
1.2.6    Domestic Bills Discount
(a)Discounting Post-dated Commercial Cheques
(b)Discounting Promissory Notes
(c)Discounting Bank Aval Notes and Banker’s Acceptance
1.2.7    Foreign Exchange Contracts
1.2.8    Credit Statement Letter / Financial Support Letter
1.2.9    Government Credit Support
1.2.10    Financial Derivatives
1.2.11    Leasing / Hire Purchase
1.2.12    Factoring
1.2.13    Export Finance
1.2.14    Intraday Overdraft
1.2.15    Tax Card Discount
1.2.16    Effect Cheque
1.2.17    Other credit facilities (please specify) -

Hereinafter collectively referred to as the “Facility” and that the drawdown of each or any of the Facility made before 11 February 2015 or the drawdown of each or any of the Facility, which will be made in the future, shall be deemed an integral part of this Agreement.

Remarks: The Customer agrees and acknowledges that Trade Finance and/or Contingent Liability, which the Customer had with the Bank before the execution date of this Agreement shall be deemed as one of the Facility under this Agreement.

1.3    The Customer has provided and agrees to provide the following types of collateral to the Bank in order to secure the payment of the Facility under this Agreement:

•Guarantee: -
•Mortgage: Second mortgage of lands and constructions on title deed No. 1634, 1635, 1636, 1645 and 7132 located at Bang Wai Tai (Khlong 1 Tok) / Khlong Nueng (Khlong 1 Tok) Sub-District, Khlong Luang District, Pathum Thani Province, owned by FBNT; and 2) title deed No. 54394 located at Khlong Kiew Sub-District, Ban Bueng District, Chonburi Province, owned by FBNT, as per details in related mortgage agreements.

Exhibit 10.18
•Others: -

1.4    Interest rates, fees or any expenses relating to the drawdown of the Facility under this Agreement including the calculation of such interest rate shall be in accordance with normal customary and common practice of the Bank and/or each type of loan or credit agreement, which the Customer entered with the Bank.

1.5    Default Interest Rate

•“Default Interest Rate” means the default interest rate as stipulated in the facility agreement, memorandum, application, instrument and any evidence document used for credit utilization of each facility made by the Customer with the Bank.

1.6    Other conditions:

1.6.1    As the Bank has stipulated the terms and conditions for utilization of the Facility by allowing FBNT and FBNC to jointly utilize the Export Bill Discount under Open Account facility in the Facility Amount, the Purpose of the Facility and the Availability Period as specified in this Agreement,(i) in the case that FBNC is in default and/or fails to repay indebtedness to the Bank, FBNT agrees to make full settlement to the Bank for all FBNC’s indebtedness and shall be responsible to the Bank as joint debtor; and/or (ii) in the case that FBNT is in default and/or fails to repay indebtedness to the Bank, FBNC agrees to make full settlement to the Bank for all FBNT’s indebtedness and shall be responsible to the Bank as joint debtor.

1.6.2    Upon the utilization of the Export Bill Discount (“EBD”) under Open Account facility, the Customer agrees that:

(a) The Customer agrees that the utilization of the EBD facility against service fee invoice by waiving transportation document shall be allowed at not over 25 (Twenty Five) % of the EBD facility allowed by the Bank for utilization.
(b)    The Customer agrees that the loan to value (LTV) of the Customer shall not be higher than 60 (Sixty) % throughout the period of this Agreement.
(c)    Throughout the period of this Agreement, FBNC agrees to maintain its financial covenants as follows:
1) Debt to Equity Ratio (D/E) shall be lower than 1 time; and
2) Debt Service Coverage Ratio (DSCR) (EBITDA) shall not be lower than 1.25 times, and in case of paying dividend, Debt Service Coverage Ratio (DSCR) (EBITDA) shall not be lower than 1.50 times.

Exhibit 10.18
2.    TERMS AND CONDITIONS RELATING TO THE UTILIZATION OF THE FACILITY

2.1    The utilization of the Facility under this Agreement shall be subject to the following terms and conditions:

(a)type and credit limit of each loan or credit hereof shall be subject to the approval of the Bank on or after the execution date of this Agreement as the Bank may deem appropriate;

(b)the Bank, at its sole discretion, has the right to separate the credit limit of each type of loans or credits only by notifying the Customer;

(c)the Bank, at its sole discretion, has the right to increase or decrease the Facility Amount or the credit limit of each type of loans or credits under this Agreement and the Customer shall execute and deliver any document or evidence in a form and in substance satisfactory to the Bank, which shall be deemed an integral part of this Agreement;

(d)the Customer may request to utilize the Facility Amount under this Agreement either in Thai currency or foreign currency, as the Bank may deem appropriate, provided, however, that such currency shall, at any time, not exceed the total Facility Amount specified hereof;

(e)the Customer shall comply with normal customary and common practice of the Bank including the terms and conditions for the procedures of drawdown as prescribed in each type of the loan or credit agreement entered with the Bank. In case there is no such terms and conditions, the Customer shall notify the Bank at least seven (7) days in advance with prior written notice before each drawdown.

2.2    In each drawdown, the Customer represents and warrants that:

(a)no event of default is continuing under this Agreement and/or any other credit facility agreements, which the Customer entered with the Bank;

(b)there is no events or circumstances, which the Bank deems that it has material adverse effect to the ability of the Customer to repay the debt under this Agreement;

(c)the Customer has executed and delivered an application for loans or credits, documents, or any agreement for each type of loans or credits in a form and in substance satisfactory to the Bank; and

(d)the Customer has duly and fully provided a completed set of the required documents for drawdown in a form and in substance satisfactory to the Bank.

2.3    The Customer represents that the Customer shall comply with normal customary and common practice as well as the procedures of the Bank with respect to the utilization

Exhibit 10.18
of the Facility and/or each type of loans or credits, which the Customer entered with the Bank. The Customer shall also comply with the laws, rules, regulations, orders or announcements of the Bank of Thailand or the relevant government authorities whether at present or in the future.

2.4    The Customer agrees and consents that the Bank has, at its sole discretion, the right to increase, decrease, suspend, or cancel the Facility Amount or amend the terms and conditions of the Facility of this Agreement and/or the credit limit of each type of loans or credits specified under this Agreement, without having to notify the Customer and that the Customer agrees not to make any claim or dispute against the Bank. In case that the Bank has exercised its right to cancel any loans or credits, the Customer agrees to pay the outstanding amount of such loan or credit, which has been cancelled, to the Bank in full immediately.

2.5    In case that any performance or obligations of the Bank under this Agreement or any loans or credits granted by the Bank is conflict or contrary to the laws, rules and regulations of the Bank of Thailand, the Bank shall have the right to suspend the unutilized Facility Amount and/or notify the Customer to repay all the utilized Facility Amount to the Bank within the specified period as mentioned in the notice to be sent to the Customer and/or act any proceedings as the Bank deems appropriate.

2.6    In case that the Customer has utilized any type of loans or credits with the Bank prior to the execution date of this Agreement and still has an outstanding amount according to such loans or credits with the Bank, the Customer agrees that any agreement, application for loans or credits, obligations and/or any agreement, document or evidence for drawdown of loans or credits or any security agreement including the outstanding debts shall be deemed an integral part of this Agreement.

2.7    The Customer agrees and accepts that any agreement, utilization request for loan, obligations and/or agreement, document or evidence for drawdown of loans or credits as mentioned in Clause 1.2 hereof and any debt arising from the drawdown of such loans or credits shall be deemed an integral part of this Agreement.

3.    INTERESTS, FEES AND EXPENSES

3.1    The Customer agrees to pay the interests, fees and any expenses in relation to the drawdown of the Facility of this Agreement in accordance with the normal customary and common practice as well as the procedures of the Bank and/or each type of loans or credits, which the Customer entered with the Bank.

3.2    In case that the Customer fails to pay the interests for a period of not less than one (1) year for whatever reasons regardless of whether there is a notice sent to the Customer by the Bank, the Customer agrees and consents that the Bank is entitled to add such overdue interest on the outstanding principal immediately and that the Customer agrees to pay such outstanding principal with overdue interest to the Bank.

Exhibit 10.18
4.    DEFAULT AND CONSEQUENCES OF DEFAULT

4.1    In case that there is an occurrence of each or any of the following events, it shall be deemed that the Customer is in default or breach of this Agreement:

(a)the Customer breaches any provisions of this Agreement and/or breaches any credit facility agreement entered with the Bank;

(b)the Customer provided any information or details, which are false statement, to the Bank, and such information and details are significant and have an adverse effect in terms of the approval of the Bank for granting the Facility to the Customer;

(c)the Customer ceases or dissolves its business or becomes insolvent or has been administrated or its business is in rehabilitation proceedings or is in death or has been ordered by the court to be incompetent or quasi-incompetent person;

(d)the Customer has been in execution proceedings or its assets has been seized, attached or distressed according to the court judgment or any other laws or has been sued to the court which, in the opinion of the Bank, shall affect the capability of the Customer in performing its duties and obligations of this Agreement or any credit facility agreement entered with the Bank;

(e)the value and creditability of the collateral, which the Customer provided to the Bank under this Agreement, or any credit facility agreement, which the Customer entered with the Bank, has been depreciated or such collateral has been, seized, attached or distressed by any third person, or the Bank is unable to enforce such collateral;

(f)there is any significant event which, in the opinion of the Bank, is reasonably likely to have a material adverse effect to the business of the Customer or the ability of the Customer to repay the debt under this Agreement.

In case of any event of default or breach of the Agreement as mentioned above, the Customer agrees that it shall be deemed to be default or breach of this Agreement and therefore consents the Bank, at its sole discretion, to proceed or act any of the followings:

(a)reserve or separate any type of loans or credits, which the Customer entered with the Bank, in whole or in part, in order for the Bank to bring any outstanding amount from other type of loans or credits including interests, compensations and liabilities, which are accessory to the obligations, to record as the total outstanding amount in such reserved loans or credits so that it will become the outstanding amount owed by the Customer to the Bank under this Agreement. Any document or evidence prepared by the Bank in whatever forms shall be deemed an integral part of this Agreement; and/or

(b)suspend or cancel the unutilized Facility Amount; and/or

Exhibit 10.18

(c)terminate this Agreement or any credit agreement, which the Customer entered with the Bank, and demand the Customer to pay the outstanding amount in full under this Agreement or the credit facility agreement which the Customer entered with the Bank immediately including may enforce either wholly or partially on the rights of the collateral provided by the Customer to the Bank under this Agreement or any credit facility agreement entered with the Bank.

Provided, however, that the termination of this Agreement as mentioned above shall not affect the cancellation or wiping out any right of claim or demand of the Bank and also liabilities and obligations of the Customer for any damage, fine, expense and any monies specified in this Agreement or the credit facility agreement, which the Customer entered with the Bank or the Customer is required to pay by laws.

4.2    In case that the Customer fails to pay any amount payable by it under this Agreement, the Customer agrees to allow the Bank to calculate and collect from the Customer the interests at the default interest rate as stipulated in the facility agreement, memorandum, application, instrument and any evidence document used for credit utilization of each facility made by the Customer with the Bank commencing from the date of default until the Bank shall have been paid under this Agreement in full or until the Customer shall have resolved or remedied the event of such default or breach to the satisfactory of the Bank.

5.    MISCELLANEOUS

5.1    The Bank is entitled to set-off any debt of the Customer under this Agreement with the outstanding amount owed by the Bank to the Customer without notifying the Customer in advance regardless of whether such debt becomes due and payable or it is under conditions or time of commencement or ending, or required to send a notice of repayment or not. Once it is set-off, the Bank shall notify the Customer in accordance with the criteria specified hereof and if the debts of the Bank and the debts of the Customer are different currencies, the Bank has the right to convert such debts according to the foreign exchange rate in the market and in accordance with the set-off procedures of the Bank.

5.2    The Customer agrees and acknowledges that the assets or collateral, which the Customer provided to the Bank, the Bank shall, at any time, in the opinion of the Bank, have the right to appraise the value of such assets or collateral. The Customer shall be solely responsible for any expenses thereof.

5.3    In case the Bank considers that the collateral or guarantor under this Agreement is not sufficient to secure the debts or shall be unenforceable, the Bank has the right to notify the Customer to provide additional collateral or guarantor. In such case, the Customer shall proceed as notified by the Bank accordingly and immediately.

5.4    In the event that the collateral under this Agreement and/or under any other agreements which the Customer has made with the Bank are buildings, constructions, vehicles, machines or any other properties insurable, the Customer shall maintain and

Exhibit 10.18
keep in force insurance with reliable insurance company which is not under punishment pursuant to regulations of competent authority and in the amount prescribed by the Bank or the highest amount accepted by an insurance company. The Bank shall be prescribed as the beneficiary.

5.5    Any change, amendment or modification on any provisions of this Agreement shall only be made in writing with the mutual consents of the Customer and the Bank.

5.6    The Customer agrees and consents that the Bank has the right to disclose any information and details of the Customer under this Agreement, security agreement or any documents relating to this Agreement to its successors or assignees.

5.7    The Customer must supply promptly to the Bank any documentation or other evidence which is reasonably requested by the Bank (whether for itself or on behalf of any prospective transferee) to enable the Bank or prospective transferee to carry out the duty of monitoring status of the Customer and be satisfied with the results of all applicable customer due diligence requirements.

5.8    The Customer shall not be able to transfer or assign any rights and obligations under this Agreement unless receiving the prior written consent of the Bank, provided, however, that, the Customer agrees and consents that the Bank may transfer or assign any rights and obligations under this Agreement to any third party as the Bank may deem appropriate.

5.9    Any waiver by the Bank in exercising any right as a result of the default and/or breach of this Agreement by the Customer shall operate as a waiver for that specific case only. The Customer shall not claim and consider that such waiver will be applicable to the default or breach in any other cases.

5.10    If any terms or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the remaining terms and provisions of this Agreement shall remain in full force and effect, and such invalid, illegal or unenforceable terms and provisions shall be deemed not to be part of this Agreement.

5.11    Any agreement, application for loans or credits, document, evidence, which the Customer entered with the Bank under this Agreement shall be deemed an integral part of this Agreement.

5.12    The Customer agrees and acknowledges that any drawdown made under this Agreement shall be in accordance with the normal customary and common practice of the Bank as long as it is not conflict or contrary to the provisions of this Agreement and shall be subject to the rules and regulations of drawdown for each type of the loans or credits, which the Customer has entered with the Bank.

5.13    The Customer hereby grants consent to the Bank to exchange with or disclose, transmit and/or transfer to the entities within its financial business group, its data processors, third-party service providers (outsource), its agents, subcontractors, and/or co-branding partners the Customer’s personal data and other data provided by the

Exhibit 10.18
Customer to the Bank for the use of the credit application/utilization that are necessary to be disclosed for the purpose of providing credit facilities in accordance with this terms and conditions in applying credit facility or credit utilization, considering credit application, conducting any action pursuant to credit application, conducting credit analysis, drawdown and receipt of money under credit facilities, arranging for contract execution/ any registration, evaluating collateral value, following up and monitoring status of Customer, including for the purposes of carrying out risk assessment of the Customer, preparing and delivering statement, reviewing repayment details, preventing and detecting fraud include investigating fraudulent transaction, improving the Bank’s products and services, communicating with the Customer about the services, supporting the Bank’s service operations, for the benefit of debts collection process, and for the benefit of data processing. In addition, Customer grants consent to the Bank to make copy or duplicate the documents showing source of income of the Customer. The Customer agrees that the consent given hereunder shall be effective until Customer informs the Bank of its intention to revoke this consent unless there is restriction (either by law or contractual) prohibiting the revocation of consent. Further Customer agrees to be responsible for any actual fee and expenses incurred including the collateral survey and evaluation and agrees not to claim for any compensation or damages incurred as a result of any actions of the Bank or persons receiving these information with consent given by the Customer.

5.14    Where the Customer has provided to the Bank personal data of any other person:

(a)     the Customer undertakes to verify the accuracy and completeness of such person’s personal data provided by the Customer to the Bank, and to notify the Bank of any change to the personal data provided;

(b)     the Customer warrants that the Customer has obtained consent or can rely on other legal basis for the collection, use, disclosure and/or transfer of such personal data in compliance with applicable laws;

(c)     the Customer warrants that the Customer has informed such person of the Bank’s privacy notice; and

(d)    the Customer warrants that the Bank can lawfully collect, use, and further disclose and/or transfer of such personal data for the purposes set out in the Bank’s privacy notice (as may be amended from time to time), including the purposes set out in this Agreement.

5.15    Any notice, letter, demand or other mean of communication to be given hereunder to the Customer, either sent by registered mail, certified mail or by hand, if sent to the address of the Customer specified in this Agreement, it shall be deemed to have duly received by the Customer regardless of whether there is recipient or not. If it is however unable to be sent due to the change of address or it is demolished without notifying the Bank in writing by the Customer or unable to be sent because such address cannot be found by the Bank, it shall be deemed that the Customer shall have

Exhibit 10.18
duly received such notice, letter, demand or such other mean of communication of the Bank.

5.16    This Agreement shall be governed by and construed in accordance with the law of Thailand.

IN WITNESS WHEREOF The Customer has read and understood the contents of this Agreement thoroughly and therefore sign its name and affix the company’s seal (if any) before the witnesses hereunder on the date, month and year first above written.

Customer:
FABRINET CO., LTD.

/s/ Csaba Sverha
( )
FABRINET

/s/ Csaba Sverha
( )
Witness:

/s/ Panpijit Srisuwatcharee
( )

/s/ Kulsiri Kamchai
( )

For more details about the Bank’s privacy notice, please visit  www.krungsri.com/pdpa/privacy-notice-en